For Immediate Release

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Cameron Associates, Inc.
631-694-9555	212-245-4577
invest@misonix.com	Kevin@cameronassoc.com

MISONIX REPORTS REVENUES FOR THE TWELVE MONTHS ENDED JUNE 30, 2008 OF $45.6 MILLION, UP 7.6% COMPARED TO THE TWELVE MONTHS ENDED JUNE 30, 2007

FARMINGDALE, N.Y., September 24, 2008 --Misonix, Inc. (NASDAQ: MSON), a developer of minimally invasive ultrasonic medical device technology, which in Europe is used for the ablation of tumors and worldwide for other acute health conditions, today reported financial results for the fourth quarter and fiscal year ended June 30, 2008. Michael A. McManus, Jr., President and Chief Executive Officer, and Richard Zaremba, Senior VP and Chief Financial Officer, will host a conference call at 4:30 p.m. Eastern on Wednesday, September 24, 2008 to discuss the Company's fourth quarter 2008 financial results.

The Company also reported the following financial and operational achievements:

▪	Positive cash flow provided by operations increased $1.8 million to $680,000 for the year ended June 30, 2008 as compared to cash utilization of $1.1 million for the year ended as of June 30, 2007.
▪	Backlog up 51% to $10,908,000 from the prior fiscal year end.
▪
Closed the transaction for the sale of its equity position in Focus Surgery, Inc. (“FSI”) to USHIFU, LLC, on July 2, 2008. Misonix received $837,000 plus approximately $679,000 representing one half of the debt outstanding from FSI. The remaining portion of the debt plus interest will be paid at the end of December 2009.

▪
Entered into a new three-year exclusive distribution and service agreement, including minimum purchase requirements with privately-held SIAD Healthcare S.p.A. of Assago (Milan), Italy, for the distribution of the Sonastar™ Ultrasonic Surgical Aspiration System, the BoneScalpel™ Ultrasonic Bone Cutting System, and the SonicOne® Ultrasonic Wound Care System in Italy.

▪
Announced the formation of a new team of contract sales agents that will sell Misonix labeled products, on a commission only basis, directly to hospitals and clinics throughout the US. The SonicOne Wound Management System is the first product to be sold by this new sales team.

▪
Introduction and sales of our Sonastar Ultrasonic Surgical Aspiration System and our BoneScalpel Ultrasonic Bone Cutting System through MD International, Inc., a Miami, Florida-based distributor of high technology medical devices that has operating units or sales offices in Argentina, Brazil, Chile, Colombia, Mexico, Panama, and Puerto Rico.

Revenues for the fourth quarter were $11.7 million, compared to $11.6 million for the three months ended June 30, 2007. The increase in revenues was due to a $177,000 increase in sales of laboratory and scientific products to $5.3 million, partially offset by a $39,000 reduction in sales of medical device products. The decrease in revenues of medical device products of $39,000 was primarily due to reduced sales of the AutoSonix® product to Covidien. The increase in sales of laboratory and scientific products of $177,000 was primarily due to an increase in sales of the Labcaire ISIS product and the new digital S-4000 Sonicator.

Net loss for the three months ended June 30, 2008 was $2.4 million, or $.34 per diluted share, compared to a net loss of $302,000, or $0.04 per diluted share, for the three months ended June 30, 2007. In the fourth quarter of fiscal year 2008, the Company recorded a non-cash, one-time charge of $1.6 million relating to the establishment of a valuation allowance against tax benefits taken against the Company’s losses in the past three years. Excluding this one-time charge, the Company would have reported a net loss of $804,000, or $0.11 per diluted share, for the fourth quarter of fiscal year 2008 as compared to the $0.04 per diluted share for fiscal 2007.

Revenues for the twelve months were $45.6 million, up 7.6%, compared to revenues of $42.4 million for the twelve months ended June 30, 2007. The increase in revenues was due to a $733,000 increase in medical device products sales to $24.3 million and a $2.5 million increase in laboratory and scientific products sales to $21.3 million.

Net loss for the fiscal year ending June 30, 2008 was $2.9 million, or $0.41 per diluted share, compared to a net loss of $1.3 million, or $0.19 per diluted share, for the same period in fiscal 2007. Excluding the one-time charge described above, the Company would have reported a net loss of $1.3 million, or $0.19 per diluted share, for the twelve months ending June 30, 2008 as compared to $0.19 per diluted share for fiscal 07.

The Company reported a backlog of unfilled orders as of June 30, 2008 of $10.9 million compared to $7.2 million as of June 30, 2007. Medical device products backlog was $4.9 million and laboratory and scientific products backlog was $6.0 million.

Commenting on Misonix’s financial and operating results, Michael A. McManus, Jr., President and Chief Executive Officer, said, “We are pleased to report that revenues for the fourth fiscal quarter and twelve months have increased from the same periods of fiscal 2007.

During the fourth quarter we were impacted by a number of extraordinary expenses, primarily a one-time, non-cash tax expense of $1.6 million to establish a valuation allowance against the tax benefit recorded from our losses over the past three years. As the Company becomes profitable, we will still be able to utilize these loss carry forwards for a period of up to 20 years. Additionally, we incurred higher G&A expenses in the fourth quarter which were primarily attributable to compliance with Sarbanes Oxley 404, currency exchange fluctuation, depreciation, and employee related fees and expenses.

I am pleased to announce that we have started shipping our new BoneScalpel bone cutting device to Aesculap, our domestic distributor, who is targeting the large neuro/spine market. We are also expanding our domestic marketing for SonicOne by adding regional, contract sales agents. SonicOne is our ultrasonic wound debridement system which we believe represents breakthrough advancement for more effective cleansing and debriding of chronically non-healing wounds, such as those contracted by diabetic patients.

Among our other important initiatives, we continue to develop our sales platform for our line of products using High Intensity Focused Ultrasound, (“HIFU”). These activities include the distribution of the Sonablate®500, (“SB500”), for HIFU treatment of prostate cancer in Europe on a fee-per-use basis. Although this program is running at about the same level as this period last year, we anticipate the addition of new distribution agreements combined with an intensified sales campaign will expand SB500 utilization in Europe.

We are on track with clinical evaluations using our Sonatherm™ product for HIFU ablation of kidney tumor. We believe our HIFU technology is cutting edge and is being recognized as a unique, minimally invasive procedure with many applications. Misonix is one of the few companies with a multiple product platform of potential new HIFU applications. We have worldwide rights to develop and sell products using HIFU technology into the kidney, liver and breast tissue markets. We are very proud of the fact that we are the first company to receive a 510(k) from the Food and Drug Administration for a minimally invasive laparoscopic product using HIFU technology for the treatment of kidney tissue.

Our laboratory and scientific business continues to grow and we have seen a steady improvement in its performance. This business segment greatly assists in funding the development of new ultrasonic medical device products which we believe will be the dominant growth drivers for our medical device business.

Our subsidiary, Sonora Medical, continues to grow both the top and bottom line by increasing its share of the repair and replacement of ultrasonic probes and through the development of new and unique ultrasonic testing products. Sonora filed several new patent applications last year as part of its continuing build of an intellectual property portfolio.

We believe that continued growth across all of our business units, successful introduction of the SonicOne and the BoneScalpel together with the development of new sales channels for all of our medical device products in the U.S., Europe and South America, will deliver significant growth to Misonix in fiscal year 2009.”

Conference Call

Misonix management will host a conference call and webcast to discuss the Company’s fourth quarter fiscal year 2008 financial results today, at 4:30 p.m. Eastern.

The conference call will be broadcast live via the Investor Relations section of the Company’s Web site at www.misonix.com.  Alternatively, participants may join the conference call by dialing (866) 203-3436 (domestic) or (617) 213-8849 (international) and entering access code 33966447, a few minutes before the start of the call.

For those unable to attend the live results broadcasts, a recording of the live-call will be available approximately 2 hours after the event through October 1, 2008. The dial-in number to listen to the recording is (888) 286 8010 or (617) 801 6888. The replay access code is 60471834. The call will also be archived on the Company's website for at least 90 days.

About Misonix:

Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures and markets therapeutic ultrasonic medical devices and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.

# # #

With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

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MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets
Derived from Audited Financial Statements

	June 30, 2008	June 30, 2007
Assets
Current Assets:
Cash	$1,873,863	$2,900,358
Accounts receivable, less allowance
for doubtful accounts of $376,998 and $313,981, respectively	7,986,802	7,679,466
Inventories, net	12,651,564	11,903,294
Deferred income taxes	1,562,279	1,028,988
Prepaid expenses and other current assets	904,737	1,936,243
Total current assets	24,979,245	25,448,349

Property, plant and equipment, net	4,398,867	4,728,367
Deferred income taxes	1,280,217	2,827,009
Goodwill	5,784,542	5,008,549
Other assets	807,203	733,470
Total assets	$37,250,074	$38,745,744

Liabilities and stockholders' equity
Current liabilities:
Revolving credit facilities	$4,470,389	$4,030,780
Notes payable	246,888	295,308
Accounts payable	5,497,541	4,872,941
Accrued expenses and other current liabilities	4,760,115	3,957,643
Current maturities of capital lease obligations	307,325	294,257
Current portion of deferred gain from sale and leaseback of building	159,195	160,000
Foreign income taxes payable	696,791	672,330
Total current liabilities	16,138,244	14,283,259

Capital lease obligations	225,909	177,059
Deferred gain from sale and leaseback of building	1,273,772	1,438,966
Deferred income taxes	250,514	300,206
Deferred income	371,452	494,261
Deferred lease liability	348,502	380,068
Total liabilities	18,608,393	17,073,819

Commitments and contingencies

Minority interest	199,237	265,284

Stockholders' equity:
Capital stock, $0.01 par value - shares authorized 10,000,000; 7,079,169
issued, and 7,001,369 outstanding, respectively	70,792	70,792
Additional paid-in capital	25,052,539	24,871,444
Accumulated deficit	(6,630,170)	(3,507,788)
Accumulated other comprehensive income	361,707	384,617
Treasury stock, 77,800 shares	(412,424)	(412,424)
Total stockholders' equity	18,442,444	21,406,641

Total liabilities and stockholders' equity	$37,250,074	$38,745,744

MISONIX, INC. And Subsidiaries
Consolidated Statements of Operations

			Derived from audited
	Unaudited		financial statements
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$11,704,390	$11,566,017	$45,639,706	$42,431,905

Cost of goods sold	7,075,403	7,037,244	26,297,904	24,724,514

Gross profit	4,628,987	4,528,773	19,341,802	17,707,391

Selling expenses	2,146,587	2,071,368	7,726,909	7,596,154
General and administrative expenses	2,922,327	2,095,369	10,518,550	9,417,038
Research and development expenses	652,386	729,362	3,022,069	3,113,264

Total operating expenses	5,721,300	4,896,099	21,267,528	20,126,456

Loss from operations	(1,092,313)	(367,326)	(1,925,726)	(2,419,065)

Total other (expense) income	(32,366)	7,477	105,584	363,819

Loss before minority interest and
income taxes	(1,124,679)	(359,849)	(1,820,142)	(2,055,246)

Minority interest in net (loss) income of consolidated subsidiaries	(1,404)	(28,115)	46,176	(40,934)

Loss before income taxes	(1,123,275)	(331,734)	(1,866,318)	(2,014,312)

Income tax provision (benefit)	1,227,055	(30,115)	1,021,493	(664,795)

Net loss	($2,350,330)	($301,619)	($2,887,811)	($1,349,517)

Net loss per share-basic	($0.34)	($0.04)	($0.41)	($0.19)

Net loss per share-diluted	($0.34)	($0.04)	($0.41)	($0.19)

Weighted average common shares-basic	7,001,369	7,001,369	7,001,369	6,942,633

Weighted average common shares-diluted	7,001,369	7,001,369	7,001,369	6,942,633